Exhibit 10.1
AMENDMENT TO SUBLEASE TERMINATION AGREEMENT

THIS AMENDMENT TO SUBLEASE TERMINATION AGREEMENT (this “Amendment”) is made as of March 19, 2014, to be effective in all respects as of December 31, 2012, by and between Hyatt Corporation (“Sublandlord”) and H Group Holding, Inc. (“Subtenant”).

RECITALS

A.
Sublandlord and Subtenant entered into that certain Sublease dated as of June 15, 2004 (as amended from time to time, the “Sublease”), pursuant to which Subtenant subleased from Sublandlord certain premises consisting of approximately 4,382 square feet of Rentable Area on the 10th floor of the Hyatt Center (the “Subleased Premises”).

B.
Sublandlord and Subtenant entered into that certain Sublease Termination Agreement dated as of December 31, 2012 (the “Termination Agreement”) pursuant to which Sublandlord and Subtenant agreed to an early termination of the Sublease in consideration of payment of a Termination Fee by Subtenant to Sublandlord.

C.
Sublandlord and Subtenant desire to modify the terms of the Termination Agreement by, among other things, memorializing their agreement to keep the Sublease in effect with respect to a portion of the Subleased Premises, as set forth below.

NOW THEREFORE, in consideration of the good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

1.
Recitals; Definitions. The foregoing Recitals are incorporated herein as if fully set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as ascribed thereto in the Termination Agreement.

2.	Early Termination of Sublease. Section 2 of the Termination Agreement is hereby deleted in its entirety and replaced with the following:

Notwithstanding anything to the contrary in the Sublease, and as more specifically described in Section 5 below:

(a)
On December 1, 2012, Subtenant shall relinquish and surrender to Sublandlord all right, title and interest of Subtenant in and to a portion of the Subleased Premises consisting of approximately 2,882 square feet (the “Premises”) and the Sublease shall be deemed terminated as to the Premises as of such date. Subtenant shall perform all obligations under the Sublease (including payment of rent) through such date. After December 1, 2012, Subtenant shall have no further right to occupy, possess or use the Premises.

(b)
On December 31, 2014 (the “Termination Date”), Subtenant shall relinquish and surrender to Sublandlord all right, title and interest of Subtenant in and to the remaining portion of the Subleased Premises consisting of approximately 1,500 square feet (the “Temporary Space”) and the Sublease shall be deemed terminated as to the Temporary Space as of such Termination Date. The location of the Temporary Space shall be subject to change from time to time in Sublandlord’s sole and absolute discretion. Subtenant shall perform all obligations under the Sublease and under this Agreement, with the exception of the payment of rent, through and including the Termination Date. The Termination Date shall automatically be extended on a month-to-month basis until such time as either party delivers written notice to the other party of its intent to cease extending such Termination Date, in which event the Termination Date shall occur on the last day of the next full calendar month following the date of such notice.

3.	Termination Fee. Section 3(b) is hereby deleted in its entirety and replaced with the following:

Sublandord acknowledges receipt of the Termination Fee. The parties agree and acknowledge that the Termination Fee constitutes consideration for Sublandlord’s agreement to an early termination of the Subtenant’s estate as well as payment for all rent obligations, Operating Expenses and other amounts due and owing from Subtenant to Sublandlord through and including the Termination Date.

4.
Confidentiality. Subtenant acknowledges that the Temporary Space is located within other leased premises currently in use by Sublandlord as Sublandlord’s office space (“Sublandlord’s Leased Premises”). Subtenant agrees that it will operate its business within the Temporary Space in a manner so as to not to disturb Sublandlord’s employees, agents, invitees and contractors and shall use its best efforts to maintain the strict confidentiality of any matters or documents on the 10th Floor or elsewhere within Sublandlord’s Leased Premises. Subtenant agrees that any and all documents, papers, communications or other matters within Sublandlord’s Leased Premises are private communications and may be confidential or protected by privilege or may contain work product protected material. Any inspection, disclosure, copying, distribution or use of such information is strictly prohibited and shall be an immediate event of default under the Termination Agreement for which Sublandlord shall be entitled to all rights and remedies to which it is entitled at law or in equity.

6.
Integration of Termination Agreement and Controlling Language. This Amendment and the Termination Agreement shall be deemed to be, for all purposes, one instrument. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Termination Agreement, the terms and provisions of this Amendment, in all instances, shall control and prevail.

7.
Severability. If any provision of this Amendment or the application thereof to any person or circumstances is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Amendment shall be interpreted as if such legal, invalid or unenforceable provision did not exist herein.

8.
Entire Agreement. This Amendment and the Termination Agreement contain the entire integrated agreement between the parties respecting the subject matter of this Amendment and the Termination Agreement and supersede all prior and contemporaneous understandings and agreements other than the Termination Agreement between the parties respecting the subject matter of this Amendment and the Termination Agreement. There are no representations, agreements, arrangements or understandings, oral or in writing, between the parties to this Amendment relating to the subject matter of this Amendment or the Termination Agreement which are not fully expressed in this Amendment and the Termination Agreement, and no party hereto has relied upon any other representations, agreements, arrangements or understandings. The terms of this Amendment and the Termination Agreement are intended by the parties as the final expression of their agreement with respect to those terms and may not be contradicted by evidence of any prior agreement or of any contemporaneous agreement.

9.
Successors and Assigns. Each provision of the Termination Agreement and this Amendment shall extend to and shall bind and inure to the benefit of Sublandlord and Subtenant, their respective heirs, legal representatives, and permitted successors and assigns.

10.	Time of the Essence. Time is of the essence of this Amendment and the Termination Agreement and each provision hereof.

11.	Multiple Counterparts. This Amendment may be executed in counterparts, all of which, when taken together, shall constitute a fully executed instrument.

12.	Authority. Sublandlord and Subtenant each represent and warrant that it has full authority to execute and deliver this Amendment.

13.
Ratification Generally. Except as amended and modified hereby, the Termination Agreement shall be and shall remain unchanged and in full force and effect in accordance with its terms, and the Termination Agreement, as amended and modified by this Amendment, is hereby ratified, adopted and confirmed.

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IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Amendment as of the date first above written.

SUBLANDLORD:
HYATT CORPORATION, a Delaware corporation

By:/s/ Robert Webb
Name: Robert Webb
Title: CHRO

SUBTENANT:

H GROUP HOLDING, INC., a Delaware corporation

By:/s/Jeffrey H. Ehlers
Name: Jeffrey H. Ehlers
Title: President